Exhibit 4.38

SHARE TRANSFER AGREEMENT

This SHARE TRANSFER AGREEMENT (hereinafter referred to as the “Agreement”) is executed on December 26, 2011 in Shanghai by and between the following Parties:

Transferor:  Yin Hao (hereinafter referred to as “Party A”)

Address: Department of Computer Science and Technology, No. 1 Tsinghua Park, Haidian District, Beijing

I.D. Number: 420111197410107375

Transferee: Mei Xiuli (hereinafter referred to as “Party B”)

Address: Room 601, No. 6 Lane 1564, Linfen Road, Zhabei District, Shanghai

I.D. Number: 330622197003080026

The registered capital of Shanghai JNet Telecom Co., Ltd. (hereinafter referred to as the “Target Company”) is RMB1,000,000.  Based on friendly negotiations, the Parties agreed on the following terms in accordance with relevant laws and regulations.

1.                                  Party A agrees to transfer 1% of the equity interests of the Target Company owned by Party A to Party B free of charge, which represents 1% of the total equity interests of the Target Company.

2.                                  After this transfer of equity interests, Party B shall own 1% equity interests of the Target Company.

3.                                  Other rights attached to the transferred equity interests shall be transferred together with such equity interests.

4.                                  This Agreement is executed in three copies. Each of the Parties shall hold one copy, and the Target Company shall hold one copy for the handling of relevant procedures.

5.                                  This Agreement shall become effective upon execution.

Transferor:	Transferee:

Yin Hao	Mei Xiuli
/s/ Yin Hao	/s/ Mei Xiuli